Exhibit 23.3

[KELLER & COMPANY, INC. LETTERHEAD]

May 2, 2005

Re:	Valuation Appraisal of Ottawa Savings Bancorp

Ottawa Savings Bank

Ottawa, Illinois

We hereby consent to the use of our firm’s name in the Form SB-2 and in the Form MHC-2 of Ottawa Savings Bancorp, and to the reference to our firm under the heading “Experts” in the prospectus, and to the inclusion of our opinion regarding the valuation of Ottawa Savings Bancorp, Inc. provided in our Valuation Appraisal Report and any Valuation Updates, in the Form SB-2 to be filed with the Securities and Exchange Commission and the Form MHC-2 to be filed with the Office of Thrift Supervision and any amendments thereto.

Very truly yours,

KELLER & COMPANY, INC.

By:	/s/ JOHN A. SHAFFER
John A. Shaffer Vice President